Exhibit 5.1

April 23, 2013

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, MA 02139

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-187155) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and warrants to purchase shares of the Company’s Common Stock, with a proposed maximum aggregate offering price of $14,375,000 million (respectively, the “Shares” and the “Warrants” and, collectively, the “Securities”), including Securities issuable upon exercise of an over-allotment option granted by the Company.

The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Piper Jaffray & Co., as representatives of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Securities. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing,

April 23, 2013

(iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Warrants on the validity or enforceability of any other provision thereof, (d) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, (e) which provides that the terms of the Warrants may not be waived or modified except in writing or (f) relating to choice of law or consent to jurisdiction.

We also express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.	The Warrants have been duly authorized for issuance and, when the Warrants are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Warrants will have been duly executed and delivered by the Company and will constitute valid and legally binding obligations of the Company.

3.	The shares of the Company’s Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized for issuance and, when issued and paid for in accordance with the provisions of the Warrants, including the payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and nonassessable.

April 23, 2013

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Stuart M. Falber
Stuart M. Falber, Partner